TRANSFER AGENCY AGREEMENT

      AGREEMENT made as of this 1st day of February, 2004, between Security Equity Fund (the "Company"), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636, and Security Management Company, LLC ("SMC"), a Kansas limited liability company, having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636.

      WHEREAS, the Company desires that SMC perform transfer agency services for each series of the Company as now in existence and listed on Schedule A or as hereafter may from time to time be created (individually referred to herein as the "Fund" and collectively as the "Funds"); and

      WHEREAS, SMC is willing to perform such services on the terms and conditions set forth in this Agreement;

      WHEREAS, SMC and the Company wish to enter into this Agreement in order to set forth the terms under which SMC will perform the transfer agency services set forth herein for the Company;

      NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and SMC hereby agree as follows:

      1. Services

      SMC shall perform for the Company the transfer agent services set forth in Schedule B hereto. SMC also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. SMC shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

      SMC may appoint in writing other parties qualified to perform transfer agency services (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of SMC and not the agent of the Company or such Fund, and that SMC shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

      2. Fees

      The Company shall pay SMC for the services to be provided by SMC under this Agreement in accordance with, and in the manner set forth in Schedule C attached hereto. Fees for any additional services to be provided by SMC pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

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      3. Reimbursement of Expenses and Miscellaneous Service Fees

      (a) In addition to paying SMC the fees set forth in Schedule C, the Company agrees to reimburse SMC for SMC's reasonable out-of-pocket expenses (for which no mark-up for SMC overhead expenses shall be included) in providing services hereunder, including without limitation, the following:

      (1) All freight and other delivery and bonding charges incurred by SMC in delivering materials to and from the Company and in delivering all materials to shareholders;

      (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by SMC in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for SMC to perform the services to be provided hereunder;

      (iii) Sales taxes paid on behalf of the Company;

      (iv) The cost of microfilm or microfiche or other electronic retention of records or other materials;

      (v)   Courier (delivery expenses);

      (vi)  Check processing fees;

      (vii) Records retention / storage fees;

      (viii) Fulfillment;

      (ix)  IRA custody and other related fees;

      (x)   NSCC, networking and related costs and/or fees;

      (xi)  Sales taxes;

      (xii) Costs of statements and confirmations including, but not limited to, costs of printing and postage;

      (xiii)Costs of tax forms;

      (xiv) Costs of all other shareholder correspondence; and

      (xv)  Post office boxes

      (xvi) Any expenses paid by SMC to a third-party administrator, broker/dealer, bank, insurance company or other entity for providing sub-transfer agency services to beneficial shareholders of the Company where such shares are held in omnibus accounts; and

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     (xvii)Systems  development  fees  billed  to SMC by the  provider  of
           SMC's securityholder accounting system (the "Transfer Agency System")

      (b)  In addition, SMC shall be entitled to receive the following fees:

      (i) System development fees, billed at the rate of $150 per hour, as approved by the Company, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 7 of Schedule D attached hereto;

      (ii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

      (iii)Ad hoc reporting fees, billed at a mutually agreed upon rate;

      (iv) Interactive Voice Response System fees, charged according to SMC's standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

      Expenses associated with SMC's anti-fraud procedures and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Company.

      4. Term

      This Agreement shall become in effective upon its approval by a majority of the Board, including a majority of the Board who are not parties to this Agreement or interested persons of such party and shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on any renewal of this Agreement, the Board may request and evaluate, and SMC shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement. This Agreement may be terminated at any time by either party, without cause, upon 90 days' written notice to the other, and for cause upon 30 days' written notice by the party alleging cause.

      For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of the Company, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (which, in the case of the Company, may be with

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regard only to one or more Funds) which are  evidenced by the  authorization  or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. SMC shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to SMC which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      Notwithstanding the foregoing, following any such termination, in the event that SMC in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by SMC but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. SMC shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Schedule C and
Section 3 hereof, the amount of all of SMC's reasonable cash disbursements in connection with SMC's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.

      5. Standard of Care; Uncontrollable Events; Limitation of Liability

      SMC shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by SMC in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of SMC shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SMC hereunder.

      SMC shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, SMC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, SMC assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond SMC's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions

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or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, SMC shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      SMC shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of SMC relating to the services provided by SMC under this Agreement.

      Notwithstanding anything in this Agreement to the contrary, in no event shall SMC, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

      6. Legal Advice

      SMC shall notify the Company at any time SMC believes that it is in need of the advice of counsel (other than counsel in the regular employ of SMC or any affiliated companies) with regard to SMC's responsibilities and duties specific to the Company pursuant to this Agreement. After so notifying the Company, SMC, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving SMC's willful misfeasance, bad faith, gross negligence or reckless disregard of SMC's responsibilities and duties hereunder, and SMC shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

      7. Instructions

      Whenever SMC is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, SMC shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by SMC to be genuine and to have been properly made, signed or authorized by the shareholder or shareholder's agent and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by the shareholder or shareholder's agent.

      As to the services to be provided hereunder, SMC may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein unless SMC receives written instructions to the contrary in a timely manner from the Company.

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      8. Indemnification

      The Company agrees to indemnify and hold harmless SMC, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to SMC's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to SMC by the Company, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of SMC in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      SMC shall indemnify, defend, and hold the Company harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from SMC's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it

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will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      9. Record Retention and Confidentiality

      SMC shall keep and maintain on behalf of the Company all books and records which the Company or SMC is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. SMC further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times. SMC shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) SMC is advised by counsel (including any counsel in its employment or the employment of any affiliated companies) that it may incur liability for failure to make a disclosure, (iii) SMC is requested to divulge such information by duly-constituted authorities or court process, or (iv) SMC is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account.

      10. Reports

      SMC shall furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D.

      11. Rights of Ownership

      All computer programs and procedures employed or developed by or on behalf of SMC to perform services required to be provided bySMC under this Agreement are the property of SMC. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

      12. Return of Records

      SMC may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain SMC's files, records and documents created and maintained by SMC pursuant to this Agreement which are no longer needed by SMC in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by SMC for

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six years from the year of creation.  At the end of such six-year  period,  such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

      13. Bank Accounts

      SMC is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require SMC to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for SMC to effect such disbursements.

      14. Representations and Warranties of the Company

      The Company represents and warrants to SMC that: (a) each Fund which is in existence as of the date of this Agreement has authorized unlimited shares, and
(b) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      The Company also represents and warrants that (a) the Company has adopted a written AML Program that has been submitted to SMC, (b) the AML Program has been approved by the Company's Board of Directors (hereafter referred to as the "Board"), (c) the delegation of certain services thereunder to SMC, as provided in Section 17, is permitted under the Company's AML Program and has been approved by the Board, and (d) the Company will submit any material amendments to the AML Program to SMC for SMC's review and consent prior to adoption.

      15. Representations and Warranties of SMC

      SMC represents and warrants that: (a) SMC has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which SMC has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and SMC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly

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authorized by SMC and,  when  executed and  delivered by SMC, will  constitute a legal, valid and binding obligation of SMC, enforceable against SMC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      Except as expressly provided in this agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this agreement by SMC are completely disclaimed.

      16. Insurance

      SMC shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, SMC shall provide evidence that coverage is in place. SMC shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. SMC shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by SMC under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      17. Compliance with AML Laws

      The Company acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to SMC, as provided in the next paragraph below.

      The Company hereby delegates to SMC the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by SMC pursuant to this Agreement. SMC agrees to the foregoing delegation and agrees to perform such services in accordance with the Company's AML Program. In connection therewith, SMC agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company's AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.

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      The Company agrees and acknowledges that,  notwithstanding  the delegation
provided  for  in  the  foregoing   paragraph,   the  Company   maintains   full
responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      In connection with the foregoing delegation, the Company also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, SMC is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs [ ] that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

      18. Notices

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at One Security Benefit Place, Topeka, Kansas 66636, Attn: President; and if to SMC, to it at One Security Benefit Place, Topeka, Kansas 66636, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      19. Assignment

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 19 shall not limit or in any way affect SMC's right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      20. Governing Law

      This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Kansas and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Kansas, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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      21. Activities of SMC

      The services of SMC rendered to the Company hereunder are not to be deemed to be exclusive. SMC is free to render such services to others and to have other businesses and interests. It is understood that the Company's, officers, employees and Shareholders of the Company are or may be or become interested in SMC, as officers, employees or otherwise and that partners, officers and employees of SMC and its counsel are or may be or become similarly interested in the Company, and that SMC may be or become interested in the Company as a Shareholder or otherwise

      22. Privacy

      Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to SMC, or collected or retained by SMC in the course of performing its duties as transfer agent, shall be considered confidential information. SMC shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of SMC except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). UMC represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. Miscellaneous

      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

      (c)This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (e) Every reference to a Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, SMC shall not have any right to set off claims of a Fund by applying the property of any other Fund.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                Security Management Company, LLC

                By: JAMES R. SCHMANK
                    ---------------------------------------------
                Name:
                Title:

                Security Equity Fund

                By: JAMES R. SCHMANK
                    ---------------------------------------------
                Name:
                Title:

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT

                    BETWEEN SECURITY MANAGEMENT COMPANY, LLC

                            AND SECURITY EQUITY FUND

                             DATE: FEBRUARY 1, 2004

FUNDS

Equity Series, Alpha Opportunity Series, Global Series, Mid Cap Value Series, Small Cap Growth Series, Enhanced Index Series, Select 25 Series, Large Cap Growth Series and Social Awareness Series

                                   SCHEDULE B

                        TO THE TRANSFER AGENCY AGREEMENT
                    BETWEEN SECURITY MANAGEMENT COMPANY, LLC
                            AND SECURITY EQUITY FUND

                             DATE: FEBRUARY 1, 2004

TRANSFER AGENCY SERVICES

1. Shareholder Transactions

      (a)   Process shareholder purchase and redemption orders.

      (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

      (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

      (d)   Issue periodic statements for shareholders.

      (e)   Process transfers and exchanges.

      (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2. Shareholder Information Services

      (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

      (b) Produce detailed history of transactions through duplicate or special order statements upon request.

      (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3. Compliance Reporting

      (d) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, and the States in which the Fund is registered.

      (e) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

      (f)   Issue tax withholding reports to the Internal Revenue Service.

4. Dealer/Load Processing (if applicable)

      (g) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

      (h) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

      (i) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

      (j) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5. Shareholder Account Maintenance

      (a)   Maintain all shareholder records for each account in the Company.

      (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

      (c)   Record shareholder account information changes.

      (d)   Maintain account documentation files for each shareholder.

6. Anti-Money Laundering Services

      (e)   Verify shareholder identity upon opening new accounts.

      (f) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Company's AML Program.

      (g) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company's AML Program.

      (h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's AML Program, and make the same available for inspection by (i) the Company, (ii) any auditor of the Company's AML Program or related procedures, policies or controls that has been designated by the Company in writing, or
            (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company.

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                    BETWEEN SECURITY MANAGEMENT COMPANY, LLC
                            AND SECURITY EQUITY FUND

                             DATE: FEBRUARY 1, 2004

TRANSFER AGENT FEES

Each Series of Security Equity Fund agrees to pay SMC the following fees, or $25,000 per year, whichever is greater:

1. Account Set-Up Charge - A fee of $4 to open an account on SMC's transfer agency system to hold shares of the Funds.

2. Annual Maintenance Charge - An annual per account fee of (i) $8 per open account for regular accounts, (ii) $6.50 per open account with respect to accounts which are Matrix Level III pursuant to the National Securities Clearing Corporation networking systems and (iii) $5 per account for closed accounts that remain outstanding on SMC's transfer agency system (regardless of whether such accounts are regular or Matrix Level III).

3. Transaction Charge - A per transaction charge of (i) $1.10 per transaction for regular accounts and (ii) $0.60 per transaction for accounts which are Matrix Level III.

The fees described herein shall be calculated daily and payable to SMC by Security Equity Fund monthly. If this Agreement is in effect for only a portion of a month, the fee shall be prorated for such month.

                                   SCHEDULE D

                        TO THE TRANSFER AGENCY AGREEMENT
                    BETWEEN SECURITY MANAGEMENT COMPANY, LLC
                            AND SECURITY EQUITY FUND

                             DATE: FEBRUARY 1, 2004

REPORTS

1. Daily Shareholder Activity Journal

2. Daily Fund Activity Summary Report

      (i)   Beginning Balance

      (j)   Transactions

      (k)   Shareholder Transactions

      (l)   Reinvested Dividends

      (m)   Exchanges

      (n)   Adjustments

      (o)   Ending Balance

3. Daily Wire and Check Registers

4. Monthly Dealer Processing Reports

5. Monthly Dividend Reports

6. Sales Data Reports for Blue Sky Registration

7. Such special reports and additional information that the parties may agree upon, from time to time.

                  FIRST AMENDMENT TO TRANSFER AGENCY AGREEMENT

      THIS FIRST AMENDMENT to the Transfer Agency Agreement between Security Equity Fund (the "Company"), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Security Management Company, LLC ("SMC"), a Kansas limited liability company having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636, is made as of November 17, 2006.

      WHEREAS, the parties have entered into the Transfer Agency Agreement dated as of February 1, 2004 (the "Agreement") which is still in full force and effect; and

      WHEREAS, the parties desire to amend the Agreement to clarify that reimbursement may be made with regard to expenses paid by SMC to a third-party administrator, broker/dealer, bank, insurance company or other entity for providing sub-transfer agency services to direct shareholders as well as beneficial shareholders of the Company where such shares are held in omnibus accounts;

      NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and SMC hereby agree as follows:

      Section 3(a)(xvi) of the Agreement is deleted in its entirety and replaced with the following:

      (xvi) Any expenses paid by SMC to a third-party administrator, broker/dealer, bank, insurance company or other entity for providing sub-transfer agency services to shareholders, including beneficial shareholders of the Company where such shares are held in omnibus accounts; and

      IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement as of the day and year first above written.

                        Security Management Company, LLC

                        By:      MICHAEL G. ODLUM
                                 ---------------------------------------------
                        Name:    Michael G. Odlum
                        Title:   President

                        Security Equity Fund

                        By:      MICHAEL G. ODLUM
                                 ---------------------------------------------
                        Name:    Michael G. Odlum
                        Title:   President

                  SECOND AMENDMENT TO TRANSFER AGENCY AGREEMENT

      THIS SECOND AMENDMENT to the Transfer Agency Agreement between Security Equity Fund (the "Company"), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Security Investors, LLC (the "Transfer Agent") (formerly, Security Management Company,
LLC), a Kansas limited liability company having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636, is made as of February 8, 2008.

      WHEREAS, the parties have entered into the Transfer Agency Agreement dated as of February 1, 2004 (the "Agreement") which is still in full force and effect; and

      WHEREAS, on February 8, 2008, the Board of Directors authorized the Company to offer common stock in three new series designated as Small Cap Value Series, Mid Cap Value Institutional Fund and Global Institutional Fund and approved an amendment to this Agreement to include the three new series;

      NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and the Transfer Agent hereby agree as follows:

      Schedule A shall be deleted in its entirety and the attached Schedule A inserted in lieu thereof:

      IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement as of the day and year first above written.

                        Security Investors, LLC

                        By:      RICHARD M. GOLDMAN
                                 ---------------------------------------------
                        Name:    Richard M. Goldman
                        Title:   President

                        Security Equity Fund

                        By:      THOMAS A. SWANK
                                 ---------------------------------------------
                        Name:    Thomas A. Swank
                        Title:   President

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                            AND SECURITY EQUITY FUND

                             DATE: FEBRUARY 8, 2008

FUNDS

Equity Series, Alpha Opportunity Series, Global Series, Mid Cap Value Series, Small Cap Growth Series, Select 25 Series, Small Cap Value Series, Mid Cap Value Institutional Fund and Global Institutional Fund.

                  THIRD AMENDMENT TO TRANSFER AGENCY AGREEMENT

      THIS THIRD AMENDMENT to the Transfer Agency Agreement between Security Equity Fund (the "Company"), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Security Investors, LLC (the "Transfer Agent") (formerly, Security Management Company,
LLC), a Kansas limited liability company having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636, is made as of August 18, 2008.

      WHEREAS, the parties have entered into the Transfer Agency Agreement dated as of February 1, 2004 (the "Agreement") which is still in full force and effect; and

      WHEREAS, on May 9, 2008, the Board of Directors authorized the Company to offer common stock in a new series designated as All Cap Value Series;

      NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and the Transfer Agent hereby agree as follows:

      Schedule A shall be deleted in its entirety and the attached Schedule A inserted in lieu thereof:

      IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Agreement as of the day and year first above written.

                        Security Investors, LLC

                        By:
                                 ---------------------------------------------
                        Name:    Richard M. Goldman
                        Title:   President

                        Security Equity Fund

                        By:
                                ---------------------------------------------
                        Name:    Richard M. Goldman
                        Title:   President

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                            AND SECURITY EQUITY FUND

                                DATE: MAY 9, 2008

FUNDS

Equity Series, Alpha Opportunity Series, Global Series, Mid Cap Value Series, Small Cap Growth Series, Select 25 Series, Small Cap Value Series, All Cap Value Series, Mid Cap Value Institutional Fund and Global Institutional Fund.

                  FOURTH AMENDMENT TO TRANSFER AGENCY AGREEMENT

      THIS FOURTH AMENDMENT to the Transfer Agency Agreement between Security Equity Fund (the "Company"), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Security Investors, LLC (the "Transfer Agent") (formerly, Security Management Company,
LLC), a Kansas limited liability company having its principal place of business at One Security Benefit Place, Topeka, Kansas 66636, is made as of __________, 2009.

      WHEREAS, the parties have entered into the Transfer Agency Agreement dated as of February 1, 2004 (the "Agreement") which is still in full force and effect; and

      WHEREAS, on November 21, 2008, the Board of Directors authorized the Company to offer common stock in a new series designated as All Cap Growth Series;

      NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and the Transfer Agent hereby agree as follows:

      Schedule A shall be deleted in its entirety and the attached Schedule A inserted in lieu thereof:

      IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Agreement as of the day and year first above written.

                        Security Investors, LLC

                        By:
                                 ---------------------------------------------
                        Name:    Cindy L. Shields
                        Title:   Vice President

                        Security Equity Fund

                        By:
                                 ---------------------------------------------
                        Name:    Cindy L. Shields
                        Title:   Vice President

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN SECURITY INVESTORS, LLC
                            AND SECURITY EQUITY FUND

                             DATE: NOVEMBER 21, 2008

FUNDS

Equity Series, Alpha Opportunity Series, Global Series, Mid Cap Value Series, Small Cap Growth Series, Select 25 Series, Small Cap Value Series, All Cap Value Series, All Cap Growth Series, Mid Cap Value Institutional Fund and Global Institutional Fund.